Exhibit 4.3

SUBORDINATED INTERCOMPANY NOTE PROCEEDS LOAN PLEDGE AGREEMENT

dated as of November 24, 2004

between

Inmarsat Finance II plc

as Grantor

and

The Bank of New York

as Trustee

London

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

(44) 020 7374 4460 (Fax)

www.lw.com

i

This PLEDGE AGREEMENT, dated as of November 24, 2004 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between the Inmarsat Finance II plc, a public limited company incorporated under the laws of England and Wales with registered number 5280523 (the “Grantor”), and The Bank of New York, acting in its capacity as trustee and as agent under the Indenture (as defined below) for the benefit of the holders of the Notes issued thereunder, (the “Trustee”).

RECITALS:

WHEREAS, reference is made to that certain Indenture, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and between the Grantor, the Trustee and the Parent Guarantor (as defined therein).

WHEREAS, in consideration of the purchase of Notes by the holders thereof pursuant to the Indenture, the Grantor has agreed grant to pledge to the holders of the Notes all its rights, title and interest under the Subordinated Intercompany Notes Proceeds Loan Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor and the Trustee agree as follows:

Section 1.   DEFINITIONS

(a)   General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

“Agreement” shall have the meaning set forth in the preamble.

“Authenticate” means “authenticate” as defined in Article 9 of the UCC.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Cash Proceeds” means all proceeds of any Collateral consisting of cash, checks and other near-cash items.

“Closing Date” means the Issue Date (as defined in the Indenture).

“Collateral” means all of the Grantor’s right, title and interest in and under the Pledged Debt and the Related Rights and all Proceeds of the foregoing.

“Default” shall have the meaning given to that term in the Indenture.

“Documents” means all “documents” as defined in Article 9 of the UCC.

“Event of Default” shall have the meaning given to that term in the Indenture.

“Final Maturity Date” shall have the meaning given to that term in the Subordinated Note Proceeds Intercompany Funding Loan Agreement.

“Indemnitee” means the Trustee, its Affiliates and their respective officers, partners, directors, trustees, employees, agents.

“Indenture” shall have the meaning set forth in the preamble.

“Lien” shall have the meaning given to that term in the Indenture.

“Note Security Document” shall have the meaning given to that term in the Indenture.

“Obligations” shall have the meaning given to that term in the Indenture.

“Pledge Supplement” means an agreement in substantially the form of Exhibit A hereto.

“Parent Guarantor” means Inmarsat Holdings Limited, a private limited company incorporated in England and Wales with registered number 4917504.

“Person” shall have the meaning given to that term in the Indenture.

“Pledged Debt” means all indebtedness for borrowed money owed to the Grantor by the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries, whether or not evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule II hereto under the heading “Pledged Debt” (as such Schedule may be amended or supplemented from time to time in accordance with the terms hereto), all monetary obligations owing to the Grantor by the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries, the instruments evidencing any of the foregoing and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Proceeds” means:  (i) all “proceeds” as defined in Article 9 of the UCC and (ii) whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Record” shall have the meaning specified in the UCC.

“Related Rights” means: (i) all interest, indemnities, reimbursement and other payments paid or payable under or in relation to the Pledged Debt; (ii) all rights, moneys or property paid, payable or offered at any time under or in relation to the Pledged Debt by way of redemption, substitution, exchange, bonus, preference or otherwise; (iii) all property (real or personal) now or hereafter assigned, pledged, hypothecated or otherwise securing the Pledged Debt, (iv) all other rights under the Subordinated Intercompany Note Proceeds Loan Agreement and (v) all Supporting Obligations with respect to the Pledged Debt.

“Secured Obligations” means all Obligations of the Grantor under the Indenture, the Notes and this Agreement.

“Secured Party” means the holders from time to time of any Secured Obligations including, for the avoidance of doubt, the Trustee.

“State” means a State of the United States, the District of Columbia, Puerto Rico, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States.

“Subordinated Intercompany Notes Proceeds Loan” shall have the meaning given to that term in the Indenture.

“Subordinated Intercompany Note Proceeds Loan Agreement” means the loan agreement dated November 24, 2004 between Inmarsat Holdings Limited, as borrower, and the Inmarsat Finance II plc, as lender, for the amount of the proceeds received by the Inmarsat Finance II plc from the offering of its 10 3/8 % senior discount notes on November 24, 2004.

“Supporting Obligations” has the meaning given in the UCC.

“Transaction Documents” means the Indenture, the Notes, the Subordinated Intercompany Note Proceeds Loan Agreement, the Security Priority Deed and this Agreement.

“Trustee” shall have the meaning set forth in the preamble.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

(b)   Definitions; Interpretation.

(i)            All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or, if not defined therein, in the UCC.

(ii)           With respect to terms defined in more than one article of the UCC, unless otherwise specified such terms shall have the meaning specified in Article 9 of the UCC.

(c)   Rules of Construction.   Unless the context otherwise requires:

(i)            a term has the meaning assigned to it;

(ii)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          words in the singular include the plural, and in the plural include the singular;

(v)           “will” shall be interpreted to express a command; and

(vi)          provisions apply to successive events and transactions.

Section 2.   GRANT OF SECURITY.

(a)   The Grantor hereby grants to the Trustee for the benefit of the Secured Parties a first ranking security interest and continuing lien on all of such Grantor’s right, title and interest in and under the Collateral.

Section 3.   SECURITY FOR OBLIGATIONS.

(a)   Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations.

(b)   Continuing Liability under Collateral.  Notwithstanding anything herein to the contrary, (i) the Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Trustee or any Secured Party and (ii) the Grantor shall remain liable under all agreements included in or related to the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Trustee nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Trustee nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, and (iii) the exercise by the Trustee or any Secured Party of any of its rights hereunder shall not release the Grantor from any of its duties or obligations under any agreement included in or related to the Collateral.

Section 4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a)   Generally.

(i)            Representations and Warranties.  The Grantor hereby represents and warrants, on the date hereof:

(1)           it owns the Collateral and will continue to own such Collateral, in each case, free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, Liens arising as a result of such Grantor becoming bound (as a result of merger, consolidation, combination or other amalgamation or otherwise) as debtor under a security agreement, mortgage, charge or other similar agreement entered into by another Person;

(2)           it has been duly organized as a public limited company under the laws of England and Wales and is duly existing as such.  It has not filed any certificates of domestication, transfer or continuance in any other jurisdiction;

(3)           the execution and delivery of this Agreement by it and the performance by it of its obligations under this Agreement are within its corporate or other powers and have been duly authorized by all necessary corporate or other action;

(4)           upon either (i) the possession of the Trustee, as Secured Party, of the promissory note related to the Subordinated Intercompany Note Proceeds Loan or (ii) the filing of a Form 395 with the Registrar of Companies in England and Wales naming the Trustee as Secured Party and the filing of a UCC financing statement, naming the Grantor as debtor and the Trustee and holders of Notes as secured parties, and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule I(e) hereof (as such Schedule may be amended or supplemented from time to time) and any other filings specified by, and delivered to, the Trustee by the Grantor, the security interest granted to the Secured Parties hereunder constitutes a valid and perfected first priority Lien;

(5)           other than the Form 395 and the UCC financing statements referred to above in clause (4), no other Form 395, effective UCC financing statement, fixture filing or other similar filing under any applicable law covering all or any part of the Collateral is on file in any filing or recording office;

(6)           no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by the Grantor of the Liens purported to be created in favor of the Secured Parties hereunder or (ii) the exercise by the Secured Parties of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings contemplated by clause (4) above;

(7)           all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Secured Parties of the voting and other rights provided for in this Agreement and the exercise of remedies in respect of the Collateral have been made or obtained;

(8)           it owns the Collateral purported to be owned by it or otherwise;

(9)           it has indicated on Schedule I(a) hereto (as such Schedule may be amended or supplemented from time to time):  (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if any, and (z) the jurisdiction where the chief executive office or its sole place of business is, and since incorporation has been, located;

(10)         the full legal name of such Grantor is as set forth on Schedule I(a) and it has not done since incorporation, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule I(B) (as such Schedule may be amended or supplemented from time to time);

(11)         except as provided on Schedule I(c), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) since incorporation;

(12)         such Grantor has not since incorporation become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated; and

(13)         all information supplied by the Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

(ii)           Covenants and Agreements.  The Grantor hereby covenants and agrees that:

(1)           except for Liens permitted to be incurred pursuant to the Indenture and by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(2)           without limiting any prohibitions or restrictions on mergers, consolidations, combinations and other amalgamations in the Indenture, it shall not change its name, identity, corporate structure (e.g. by merger, consolidation, combination or other amalgamation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have:  (a) notified the Trustee in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Trustee may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the security interest of the Secured Parties in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger, consolidation, combination, amalgamation or other change in corporate structure shall include, without limitation, executing and delivering to the Trustee a completed Pledge Supplement, substantially in the form of Annex A attached hereto, upon completion of such merger, consolidation, combination, amalgamation or other change in corporate structure confirming the grant of the security interest hereunder;

(3)           it shall not take or permit any action which could impair the Secured Parties’ rights in the Collateral; and

(4)           it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral.

(b)   Pledged Debt

(i)            Representations and Warranties.  The Grantor hereby represents and warrants, on the date hereof, that Schedule II hereto (as such Schedule may be amended or supplemented from time to time in accordance with the terms hereof) sets forth all of the Pledged Debt owned by the Grantor, and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers/borrowers thereof and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor;

(ii)           Covenants and Agreements.

(1)           The Grantor hereby covenants and agrees that it shall notify the Trustee of any default under any Pledged Debt.

(2)           In the event it acquires rights in any Pledged Debt after the date hereof, the Grantor shall deliver to the Secured Parties a completed Pledge Supplement, substantially in the form of Annex A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Pledged Debt and all other Pledged Debt.  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Secured Parties shall attach to all Pledged Debt immediately upon the Grantor’s acquisition of rights therein and shall not be affected by the failure of the Grantor to deliver a supplement to Schedule II as required hereby.

(iii)          Delivery and Control.   The Grantor agrees that with respect to any Pledged Debt in which it currently has rights it shall comply with the provisions of this subsection (iii) on or before the date hereof and with respect to any Pledged Debt hereafter acquired by it it shall comply with the provisions of this subsection (iii) immediately upon acquiring rights therein, in each case in form and substance satisfactory to the Secured Parties.  With respect to any Pledged Debt that is represented by a certificate or that is an “instrument” it shall cause such certificate or instrument to be delivered to the Secured Parties, duly indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate or instrument constitutes a “certificated security” for purposes of the UCC.  If any issuer of any Pledged Debt is located in a jurisdiction outside of the United States, the Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable,  under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Secured Parties.  Upon the occurrence of a Default or an Event of Default, the Secured Parties shall have the right, without notice to the Grantor, to transfer all or any portion of Pledged Debt to its name or the name of its nominee or agent.  In addition, the Secured Parties shall have the right at any time, without notice to the Grantor, to exchange any certificates or instruments representing any Pledged Debt for certificates or instruments of smaller or larger denominations.

Section 5.   INTEREST AND PAYMENTS

(a)   So long as no Default or Event of Default shall have occurred and be continuing, the Secured Parties authorize the Grantor to receive all interest and other payments made upon or with respect to the Pledged Debt;

(b)   Upon the occurrence and during the continuation of a Default or an Event of Default, all rights of the Grantor to receive interest and other payments made upon or with respect to the Pledged Debt will cease and such interest and other payments will be paid to the Trustee (or as the Trustee directs).

Section 6.   ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.

(a)   Access; Right of Inspection.  The Secured Parties shall at all times have full and free access during normal business hours to all the books, correspondence and records of the Grantor, and the Secured Parties and their representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Grantor agrees to render to the Secured Parties, at the Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(b)   Further Assurances.

(i)            The Grantor agrees that from time to time, at its expense, that it shall promptly Authenticate, execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Parties may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, the Grantor shall:

(1)           file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Secured Parties may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(2)           at the Secured Parties’ request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Secured Parties’ security interest in all or any part of the Collateral.

(ii)           The Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Secured Parties may determine, in their sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Secured Parties herein.  The Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Parties may reasonably request, all in reasonable detail.

Section 7.   TRUSTEE APPOINTED ATTORNEY-IN-FACT, IRREVOCABLE POWER OF ATTORNEY.

The Grantor hereby irrevocably appoints the Secured Parties (such appointment being coupled with an interest) as the Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Secured Parties or otherwise, from time to time in the Secured Parties’ discretion to take any action and to execute any instrument that the Secured Parties may deem reasonably necessary or advisable to accomplish the purposes of this agreement, including, without limitation, the following:

(i)            upon the occurrence and during the continuance of any Default or Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(ii)           upon the occurrence and during the continuance of any Default or Event of Default, to file any claims or take any action or institute any proceedings that the Secured Parties may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Parties with respect to any of the Collateral; and

(iii)          generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Parties were the absolute owner thereof for all purposes, and to do, at the Secured Parties’ option and the Grantor’s expense, at any time or from time to time, all acts and things that the Secured Parties deem reasonably necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Section 8.   REMEDIES.

(a)   Generally.

(i)            If any Default or Event of Default shall have occurred and be continuing, the Secured Parties may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Secured Parties on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may, without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Secured Parties’ offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Secured Parties may deem commercially reasonable.

(ii)           The Secured Parties may sell the Collateral without giving any warranties as to the Collateral.  The Secured Parties may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.

(iii)          The Secured Parties shall have no obligation to marshall any of the Collateral.

(iv)          The Secured Parties shall have the right to notify, or require the Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Secured Parties, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(v)           All amounts and proceeds (including checks and other instruments) received by the Grantor in respect of amounts due to the Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Secured Parties hereunder, shall be segregated from other funds of the Grantor and shall be forthwith paid over or delivered to the

Trustee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by subsection (b) below; and

(vi)          The Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)   Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Secured Parties in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Secured Parties against, the Secured Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Trustee and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Trustee in connection therewith, and all amounts for which the Trustee is entitled to indemnification hereunder (in its capacity as the Trustee) and to the payment of all costs and expenses paid or incurred by the Secured Parties in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of each Secured Party; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)   Release of Collateral.  If the Trustee is satisfied that all the Secured Obligations have been irrevocably paid in full and that all facilities which might give rise to Secured Obligations have terminated, the Trustee shall at the request and cost of the Grantor release, reassign or discharge (as appropriate) the Collateral.

Section 9.   TRUSTEE and secured parties; STANDARD OF CARE; TRUSTEE MAY PERFORM.

The Trustee has been appointed to act as Trustee and to exercise every power granted to the Secured Parties hereunder by each Secured Party either pursuant to the Indenture or by the Secured Parties’ acceptance of the benefits hereof and thereof.  In furtherance of the foregoing, each Secured Party, by its acceptance of a Note and the benefits hereof, agrees that, subject to the last sentence of this paragraph, it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Trustee for the benefit of each Secured Party in accordance with the terms of this Section.  The Trustee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking each and every action (including, without limitation, the release or substitution of Collateral) that the Secured Parties are entitled to take hereunder, in each case,  in accordance with this Agreement and the Indenture.  Notwithstanding the foregoing, the Secured Parties may take the actions set out in Section 6.06 of the Indenture under the circumstances set out therein.

The powers conferred on the Trustee hereunder are solely to protect its interest in the Collateral and the interests of the Secured Parties and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Trustee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if it uses the same degree of care and skill as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s affairs.  Neither the Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or otherwise.  If the Grantor fails to perform any agreement contained herein, the Trustee may itself perform, or cause performance of, such agreement, and the expenses of the Trustee incurred in connection therewith shall be payable by the Grantor and pending such payment shall be included in the obligations secured hereby.

The Trustee may resign hereunder in writing at any time by giving thirty (30) days’ prior written notice thereof to each Secured Party and the Grantor, and the Trustee may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantor and the Trustee and signed by Noteholders holding more than 50% of the Secured Obligations (the “Requisite Parties”).  Upon any such notice of resignation or any such removal, the Requisite Parties shall have the right, upon five (5) Business Days’ notice to the Trustee, following receipt of the Grantor’s consent (which shall not be unreasonable withheld or delayed and which shall not be required while an Event of Default exists), to appoint a successor Trustee.  After any retiring or removed Trustee’s resignation or removal hereunder, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Trustee hereunder.

Section 10.   CONTINUING SECURITY INTEREST; TRANSFER OF SECURED OBLIGATIONS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the full and final payment and performance of all Obligations of the Grantor under the Indenture, the Notes and the Guarantee, be binding upon the Grantor, its successors and assigns, and inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and its successors, transferees and assigns.  Without limiting the generality of the foregoing, each Secured Party may assign or otherwise transfer any Secured Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise.  Upon the full and final payment and performance of all Obligations of the Grantor under the Indenture, the Notes and the Guarantee, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantor.  Upon any such termination the Secured Parties shall, at Grantor’s expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

Section 11.   MISCELLANEOUS.

(a)   Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Grantor or the Secured Parties, shall be sent to the following addresses:

To the Grantor:

Inmarsat Finance II plc

99 City Road

London, EC1Y 1AX

United Kingdom

Attention: Company Secretary

To the Secured Parties:

The Bank of New York

One Canada Square

London, E14 5AL

United Kingdom

Attention: Corporate Trust Administration

(i)            Any communication to be made under or in connection with this Agreement, including any Delivery Notice, shall be made in writing and, unless otherwise stated, may be made by fax or letter.

(ii)           Any communication or document made or delivered by one Party to another under or in connection with this Agreement will only be effective:

(1)           if by way of fax, when received in legible form; or

(2)           if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Section 11(a) (Notices), if addressed to that department or officer.

(b)   English language

(i)            Any notice given under or in connection with this Agreement must be in English.

(ii)           All other documents provided under or in connection with this Agreement must be:

(1)           in English; or

(2)           if not in English, and if so required by the Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Secured Document.

(c)   Amendments and Waivers.

(i)            Trustee’s Consent.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Grantor therefrom, shall in any event be effective without the written concurrence of the Trustee.

(ii)           No Waiver; Remedies Cumulative.  No failure or delay on the part of the Secured Parties in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights, powers and remedies existing under this Agreement and the other Transaction Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

(d)   Successors and Assigns.  The Grantor shall not without the prior written consent of the Trustee, assign any right, duty or obligation hereunder.  Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(e)   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

(f)   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof.

(g)   Marshaling; Payments Set Aside.  The Secured Parties shall not be under any obligation to marshal any assets in favor of the Grantor or any other Person or against or in payment of any or all of the Secured Obligations.

(h)   Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(i)   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

(j)   APPLICABLE LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(k)   CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE GRANTOR ARISING OUT OF OR RELATING HERETO OR ARISING UNDER THE U.S. FEDERAL OR STATE SECURITIES LAWS OR ANY OF THE OBLIGATIONS THEREUNDER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;  WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH

PROCEEDING IN ANY SUCH COURT MAY BE MADE AS SET OUT IN SECTION 11(L) BELOW BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11(A);  AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES TRUSTEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(l)   Service of Process in New York.  The Grantor hereby acknowledges and agrees that it has, by separate letter agreement, irrevocably appointed CT Corporation, as its authorized agent upon which process may be served in any suit or proceeding against it arising out of or relating to this Agreement or arising under the U.S. federal or state securities laws and arising out of, related to or based upon the transactions contemplated by this Agreement, and agrees that service of process upon such agent, and written notice of said service to it, by the person serving the same to the address provided above, shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  The Grantor agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the Final Maturity Date (or earlier, if the Subordinated Intercompany Notes Proceeds Loan is prepaid in full).

(m)   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ARISING UNDER THE U.S. FEDERAL OR STATE SECURITIES LAWS OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11(M) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(n)   Foreign Judgment Currency.  If any Secured Party suffers or incurs a loss, cost, liability or expense due to:

(i)            it receiving an amount in respect of the Grantor’s liability under this Agreement; or

(ii)           such a liability being converted into claim, proof, judgment, order or award,

in a currency differing from that in which the amount is expressed to be payable under this Agreement, the Grantor shall, as an independent obligation, indemnify the Secured Party against that loss, cost, liability or expense within three (3) Business Days of demand.

(o)   Value Added Tax

All consideration expressed to be payable under this Agreement or any Secured Document by any party thereto to any Receiver, Delegate or any Administrator shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Receiver, Delegate or any Administrator to any party in connection with any Secured Document or this Agreement, that party shall pay to the Receiver, Delegate or Administrator (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(p)   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(q)   Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Grantor and the Trustee of written or telephonic notification of such execution and authorization of delivery thereof.

(Signature Page Follows.)

IN WITNESS WHEREOF, the Grantor and the Trustee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INMARSAT FINANCE II PLC
as the Grantor

By:	/s/ ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

THE BANK OF NEW YORK
as the Trustee

By:	/s/ DANIEL WYNNE
Name: Daniel Wynne
Title: Vice President

SCHEDULE I

TO PLEDGE AGREEMENT

GENERAL INFORMATION

(a)                                  Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business (or Residence if Grantor is a Natural Person) and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization I.D.#

Inmarsat Finance II plc	Public Limited Company	England and Wales	99 City Road, London, EC1Y 1AX, United Kingdom	5280523

(b)           Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business since incorporation:

Name of Grantor	Description of Agreement

n/a	n/a

(c)           Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure since incorporation:

Full Legal Name	Trade Name or Fictitious Business Name

Inmarsat Finance II plc	n/a

(d)           Agreements pursuant to which any Grantor is found as debtor since incorporation:

Name of Grantor	Date of Agreement	Description of Agreement

Inmarsat Finance II plc	n/a	n/a

(e)           Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

Inmarsat Finance II plc	Washington D.C.

S-II-1

SCHEDULE II

TO PLEDGE AGREEMENT

PLEDGED DEBT

Payee	Maker	Original Principal Amount	Outstanding Principal Balance	Issue Date	Title	Maturity Date
Inmarsat Finance II plc	Inmarsat Holdings Limited	$301,023,000	$301,023,000	November 24, 2004	Subordinated Intercompany Note Proceeds Loan Note	November 15, 2012

S-II-2

EXHIBIT A

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR OR GRANTORS] a [NAME OF JURISDICTION OF ORGANIZATION] [Corporation] (the “Grantor”) pursuant to the Pledge Agreement, dated as of November 24, 2004 (as it may be from time to time amended, restated, modified or supplemented, the “Pledge Agreement”), among Inmarsat Finance II plc, and The Bank of New York, as trustee.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Pledge Agreement.

The Grantor hereby confirms the grant to the Secured Parties set forth in the Pledge Agreement of, and does hereby grant to the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to all Collateral including, without limitation, that specified on the Schedule attached hereto and agrees that such attached schedule shall supplement and become a part of Schedule II to the Pledge Agreement.  Grantor represents and warrants that the attached Schedule is a true and correct list of all Collateral in which it has rights and that it has complied with all provisions of the Pledge Agreement relating thereto and that the Secured Parties has a valid, perfected first priority security interest therein.

IN WITNESS WHEREOF, the Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title: